Exhibit 10.9

FCSTONE GROUP, INC.

CHANGE IN CONTROL SEVERANCE PLAN

(f/k/a FCStone Group, Inc. Change in Control Agreement)

(As amended and restated effective September 1, 2006)

SECTION 1

INTRODUCTION

1.1	History. FCStone Group, Inc., a corporation organized and existing under the laws of the state of Delaware (the “Company”), originally adopted the FCStone Group, Inc. Change in Control Agreement for key executives of the Company effective September 1, 2006. The September 1, 2006 Change in Control Agreement superseded and replaced, in its entirety, all other change in control benefit plans or severance plans sponsored by the Company, including the earlier Change in Control Agreement adopted by the Board in 1995. This FCStone Group, Inc. Change in Control Severance Plan (the “Plan”) is an expanded, and in certain areas an amended, version of the Change in Control Agreement adopted by the Company’s Board of Directors on August 30, 2006. Effective September 1, 2006, only those Participants specifically named on Schedule A hereto are eligible to receive change in control severance benefits from the Company.

1.2	Background and Purpose. The Board of Directors of the Company recognizes that, as is the case with many publicly held corporations, there exists the possibility of a Change in Control of the Company. The Board also believes that when a Change in Control is perceived as imminent, or is occurring, the Board should be able to receive and rely on impartial service from senior executives regarding the best interests of the Company and its shareholders, without concern that senior executives might be distracted or concerned by the personal uncertainties and risks created by the perception of an imminent or occurring Change in Control. Accordingly, the purpose of this Plan is (i) to provide assurance that the Company will have the continued service of the key executives participating in the Plan notwithstanding the possibility, threat or occurrence of a Change in Control, (ii) to diminish the distraction to the key executives that may arise by virtue of the personal uncertainties and risks created by such a threatened or pending Change in Control, and (iii) to encourage the key executives’ full attention and dedication to the Company currently and in the event of a threatened or pending Change in Control.

1.3	Duration. The Plan shall commence on the Effective Date and shall remain in effect, subject to the right of the Board to amend or terminate the Plan at any time pursuant to Section 6.1 hereof.

SECTION 2

DEFINITIONS

2.1	The following terms shall have the meanings set forth below.

“1934 Act” means the Securities Exchange Act of 1934.

i

“Affiliate” of the Company means any Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by, or is under common Control with the Company.

“Board” means the Board of Directors of the Company.

“Cause” means, (i) any termination for “cause” under any employment agreement with the Company the Participant is a party to, (ii) the Participant intentionally engages in an act of misconduct that materially impacst the goodwill or business of the Company; (iii) the Participant willfully breaches a fiduciary trust for personal profit; or (iv) the Participant intentionally violates any law, rule or regulation. No act or failure to act on the part of a Participant shall be considered “willful” unless it is done, or omitted to be done, by the Participant in bad faith or without reasonable belief that his action or omission was in the best interest of Company.

“Change in Control” means the first to occur of the following events:

(i)	Any Person is or becomes the Beneficial Owner (within the meaning set forth in Rule 13d-3 under the 1934 Act), directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such Person any securities acquired directly from the Company or its Affiliates or held by an employee benefit plan of the Company) representing 50% or more of the combined voting power of the Company’s then outstanding securities, excluding any Person who becomes such a Beneficial Owner in connection with a transaction described in clause (x) of paragraph (iii) of this definition; or

(ii)	The following individuals cease for any reason to constitute a majority of the number of directors then serving: individuals who, on the Effective Date, constitute the Board and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including a consent solicitation, relating to the election of directors of the Company) whose appointment or election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors on the Effective Date or whose appointment, election or nomination for election was previously so approved or recommended; or

(iii)

There is consummated a merger or consolidation of the Company with any other corporation, OTHER THAN (x) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof), in combination with the ownership of any trustee or other fiduciary holding securities under an employee benefit plan of the Company at least 50% of the combined voting power of the securities of the Company or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation, or (y) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such Person any securities acquired directly from the Company or its Affiliates other than in connection with the acquisition by the Company or its Affiliates of a business) representing 50% or more of the combined voting power of the Company’s then outstanding securities; or

(iv)	The stockholders of the Company approve a plan of complete liquidation or dissolution of the Company or there is consummated an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets, other than a sale or disposition by the Company of all or substantially all of the Company’s assets to an entity, at least 50% of the combined voting power of the voting securities of which are owned by stockholders of the Company in substantially the same proportions as their ownership of the Company immediately prior to such sale.

Notwithstanding the foregoing, a “Change in Control” shall not be deemed to have occurred by virtue of the consummation of any transaction or series of integrated transactions immediately following which the record holders of the Company’s common stock immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in an entity which owns all or substantially all of the Company’s assets immediately following such transaction or series of transactions.

“CIC Protected Period” means the period commencing upon the date (A) the Company enters into an agreement, the consummation of which would result in the occurrence of a Change in Control; (B) the Company or any Person publicly announces an intention to take or to consider taking actions which, if consummated, would constitute a Change in Control; (C) any Person becomes the Beneficial Owner (within the meaning set forth in Rule 13d-3 under the 1934 Act), directly or indirectly, of voting securities of the Company representing 10% or more of the combined voting power of the Company’s then outstanding voting securities; or (D) the Board or the stockholders of the Company adopts a resolution approving any of the foregoing or approving any Change in Control, and ending upon either (I) the second anniversary of the Change in Control or (II) the date the Change in Control transaction is abandoned or terminated (for this purpose, the Board shall have the sole and absolute discretion to determine that a proposed transaction has been abandoned).

“Code” means the Internal Revenue Code of 1986.

“Company” means FCStone Group, Inc., a Delaware corporation, and any successor thereto.

“Disabled” or “Disability” means an individual (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than 3 months under a Company-sponsored accident and health plan.

“Effective Date” means September 1, 2006.

“Employee” means a common law employee of the Company or an Affiliate.

“Good Reason” means, without a Participant’s consent (i) any resignation for “good reason” under any employment agreement with the Company the Participant is a party to, (ii) any reduction in a Participant’s annual base salary as in effect immediately preceding the commencement of the CIC Protected Period or as the same may be increased from time to time, (iii) any action by the Board that results in a diminution in the Participant’s position, authority, duties or responsibilities as in effect immediately preceding the commencement of the CIC Protected Period, other than an isolated, insubstantial and inadvertent action that is not taken in bad faith and is remedied by the Board within a reasonable time after receipt of notice thereof from the Participant; or (iv) any requirement by the Board that the Participant’s services be rendered primarily at a location or locations other than the company-approved location at which the Participant is officed at the start of the CIC Protected Period other than for a de minimis period of time.

“Multiple” means, with respect to any Participant, the number set forth opposite the Participant’s name under the heading “Benefit Level” on Schedule A hereto.

“Participant” means a Participant who is designated as such pursuant to Section 3.1

“Person” shall have the meaning ascribed to such term in Section 3(a)(9) of the 1934 Act and used in Sections 13(d) and 14(d) thereof, including “group” as defined in Section 13(d) thereof.

“Plan” means the FCStone Group, Inc. Change in Control Severance Plan, as set forth in this instrument and as hereafter amended from time to time.

“Separation Benefits” means the benefits described in Section 4 that are provided to qualifying Participants under the Plan.

“Separation Period” means, with respect to any Participant, the period beginning on the last day of a Participant’s employment and ending after the number of months equal to the Multiple for such Participant.

2.2	General Interpretive Principles. (i) Words in the singular shall include the plural and vice versa, and words of one gender shall include the other gender, in each case, as the context requires; (ii) the terms “hereof,” “herein,” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Plan and not to any particular provision of this Plan, and references to Sections are references to the Sections of this Plan unless otherwise specified; (iii) the word “including” and words of similar import when used in this Plan shall mean “including, without limitation,” unless otherwise specified; and (iv) any reference to any U.S. federal, state, or local statute or law shall be deemed to also refer to all amendments or successor provisions thereto, as well as all rules and regulations promulgated under such statute or law, unless the context otherwise requires.

SECTION 3

ELIGIBILITY

3.1	Participants. Each of the Participants named on Schedule A hereto shall be a Participant in the Plan.

3.2	Duration of Participation. A Participant shall only cease to be a Participant in the Plan as a result of an amendment or termination of the Plan complying with Section 6.1 of the Plan, or when the Participant ceases to be an Employee, unless, at the time he ceases to be an Employee, such Participant is entitled to a payment of Separation Benefit as provided in the Plan or there has been an event or occurrence that constitutes Good Reason which would enable the Participant to terminate his employment and receive a Separation Benefit. A Participant entitled to payment of a Separation Benefit or any other amount under the Plan shall remain a Participant in the Plan until the full amount of the Separation Benefit and any other amounts payable under the Plan have been paid to the Participant.

SECTION 4

SEPARATION BENEFITS

4.1	Terminations Other Than for Cause, Death or Disability; Participant Resignation. If, during the CIC Protected Period, a Participant shall terminate employment for Good Reason or the Company shall terminate a Participant’s employment other than (I) for Cause or (II) on account of the Participant’s death or Disability, the Company shall pay to the Participant in accordance with Section 4.3, as compensation for services rendered to the Company, an amount equal to the aggregate of the following amounts set forth below in Sections 4.1(a), (b), (c) and (d), and provide to the Participant the benefits provided in Section 4.1(e).

(a)

a cash amount equal to the sum of (A) the Participant’s full annual base salary from the Company and its Affiliates through the last day of the Participant’s employment with the Company, to the extent not theretofore paid, (B) a bonus in an amount at least equal to the average annualized incentive awards paid or payable pursuant to any Company-sponsored annual incentive compensation plan, including by reason of any deferral under a Company-sponsored deferred compensation program, to the Participant by the Company and its Affiliates

during the two fiscal years of the Company (or if the Participant shall have performed services for the Company and its Affiliates for less than two fiscal years , the years during which a Participant performed services) immediately preceding the fiscal year in which the Participant’s employment with the Company ends, multiplied by a fraction, the numerator of which is the number of days in the fiscal year in which the Participant’s employment ends that the Participant was employed and the denominator of which is 365 or 366, as applicable, to the extent not theretofore paid, (C) any accrued unpaid vacation pay;

(b)	a cash amount equal to (A) the product of the Participant’s Multiple multiplied by the Participant’s highest monthly base salary from the Company and its Affiliates in effect during the twelve (12)-month period prior to the last day of the Participant’s employment with the Company, plus (B) the product of the Participant’s Multiple times the quotient of (i) the Participant’s average annualized annual incentive compensation awards, paid, or, but for a deferral under a Company-sponsored deferred compensation program, would have been paid, to the Participant by the Company and its Affiliates during the three fiscal years of the Company (or if the Participant shall have performed services for the Company and its Affiliates for less than three fiscal years, the years during which the Participant performed services) immediately preceding the fiscal year in which the Participant’s employment ends with the Company divided by (ii) 12;

(c)	if on the date the Participant’s employment with the Company ends, the Participant shall not be fully vested in any employer contributions made on a Participant’s behalf under the Company’s qualified defined contribution retirement plan, a cash amount equal to the value of the unvested portion of such employer contributions;

(d)	a cash amount equal to 50% of the average annualized equity compensation expense that has been recognized by the Company for financial reporting purposes, in accordance with Financial Accounting Standards Board Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment or other successor release for share-based payments, for awards, if any, granted to the Participant under the Company’s long-term incentive plans or programs during the two immediately preceding fiscal years of the Company (or if the Participant shall have performed services for the Company and its Affiliates for less than two fiscal years, the years during which the Participant performed services);

(e)	during the separation period, the Company shall provide the Participant and the Participant’s dependents with medical, accident, disability and/or life insurance coverage upon substantially the same terms and otherwise substantially to the same extent as such coverage was being provided to the Participant and the Participant’s dependent(s) immediately before the last day of the Participant’s employment with the Company. Additional requirements for the provision of this continuation coverage are as follows:

(i)	At the Company’s election, such continuation coverage may be provided by (A) continuing such coverage under the Company’s existing welfare benefit plans, (B) with respect to any group health care plan and for the applicable period permitted under Code Section 4980B(f)(2), the Participant and/or the Participant’s dependent(s) being deemed to have elected to receive such coverage pursuant to a continuation election under Code Section 4980B with the Company being obligated to pay for the entire portion of the applicable COBRA premiums, (C) the Company purchasing an individual policy (to the extent such a policy is reasonably available in the marketplace) for the Participant and/or the Participant’s dependent(s) providing substantially similar coverage as offered under the Company’s plan, or (D) any combination of the forgoing methods under (A), (B) and (C) of this paragraph.

(ii)	If, before the end of the Separation Period but after the applicable period permitted under Code Sections 4980B(f)(2) in which the Participant and the Participant’s dependent(s) could have elected to receive coverage under the Company’s existing welfare benefit plan has expired, the Company is not reasonably able to continue the above referenced welfare plan coverage under the Company’s existing welfare benefit plans, and the Company cannot provide such continued coverage through the purchase of an individual policy without incurring an expense of more than 150% of the COBRA premium cost the Company was paying on behalf of the Participant and the Participant’s dependent(s) immediately before such entitlement to COBRA coverage ended, then the Company shall pay the Participant an amount each month for the duration of the Separation Period equal to 150% of the monthly COBRA premium cost the Company was paying immediately before the Participant’s entitlement to receive COBRA continuation coverage expired.

(iii)	Notwithstanding the foregoing sentence, if any of the medical, accident, disability or life insurance plans then in effect generally with respect to other peer executives of the Company and its Affiliates would be more favorable to the Participant, such plan coverage shall be substituted for the analogous plan coverage provided to the Participant immediately before the last day of the Participant’s employment with the Company, and the Company and the Participant shall share the costs of such plan coverage in the same proportion as such costs were shared immediately prior to the Participant’s last day of employment with the Company.

(iv)	The obligation of the Company to continue coverage of the Participant and the Participant’s dependent(s) under such plans and in accordance with this Section 4.1(e) shall cease at such time as the Participant and the Participant’s dependent(s) obtain comparable coverage under another plan, including a plan maintained by a new employer.

(v)	With respect to any Company group health care plan, any continuation coverage provided under this paragraph shall be considered as alternative continuation coverage to any rights the Participant or the Participant’s dependent(s) may have with respect to any other group health plan continuation coverage required by Code Section 4980B or any applicable state statute mandating health insurance continuation coverage. Except to the extent required by law, upon termination of the coverage provided for under this Section 4.1(e), the Participant and/or the Participant’s dependent(s) shall have no further right to continuation of coverage under any group health plan maintained by the Company or its affiliated companies.

4.2	Termination for Cause, Disability, Death or Other than for Good Reason. If at any time during the CIC Protected Period, a Participant’s employment shall be terminated for Cause, a Participant’s employment is terminated due to the Participant’s death or Disability, or if a Participant terminates employment other than for Good Reason, no benefits under this Plan other than (i) the Company’s obligation to pay to the Participant his base salary through last day of the Participant’s employment with the Company, any incentive bonus and other compensation, payments and benefits for the most recently completed fiscal year and any accrued vacation pay, to the extent theretofore unpaid, which amounts shall be paid to the Participant in a lump sum cash payment within thirty (30) days of last day of the Participant’s employment with the Company, and (ii) the obligation to pay to the Participant all amounts or benefits to which the Participant is entitled for the period before last day of the Participant’s employment with the Company under any plan, program, policy, practice, contract or agreement of the Company (excluding amounts otherwise required to be paid under this Section 4.2, at the time such amounts or benefits are due.

4.3	Form and Timing of Payment. If a Participant becomes entitled to benefits under Section 4.1, such benefits shall be paid as follows:

(a)	Any amount the Participant is entitled to receive under Section 4.1(a) shall be paid to the Participant in a lump sum payment within 30 days of last day of the Participant’s employment with the Company.

(b)	The aggregate amount the Participant is entitled to receive under Sections 4.1(b), (c) and (d) shall be paid in monthly installments, one payment being made in each month during the Separation Period, with the first monthly payment commencing in the month in which the Participant’s employment with the Company ends.

4.4

Certain Payments to Certain Participants Following Termination. If (i) it is determined that the payment of any amount under this Plan is subject to Section 409A of the Code, (ii) the Participant entitled to the payment is a “specified employee,” as defined in Code section 409A(a)(1)(B)(i), and (iii) the Participant’s employment is terminated, either by the Participant or by the Company, due to any reason, other than the Participant’s death, then, notwithstanding Sections 4.2, 4.2 , 4.3 or 4.5(f)(i), the Participant shall not begin to receive any payment pursuant to this Plan until the first business day after six full months after last day of the Participant’s employment with the Company. All benefits which would have otherwise been paid during such six month period shall be held in arrears and paid in a lump sum on the first business day after six full months after the last day of the Participant’s employment with the Company.

4.5	Certain Additional Payments by the Company.

(a)	Except as provided for in Section 4.5(e) below and notwithstanding any other provision in this Plan to the contrary, in the event it shall be determined that any payment or distribution by the Company or its affiliated companies to or for the benefit of a Participant (whether paid or payable or distributed or distributable pursuant to the terms of this Plan or otherwise, but determined without regard to any additional payments required under this Section 4.5) (a “Payment”) would be subject to the excise tax imposed by Section 4999 of the Code, or any interest or penalties are incurred by the Participant with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), then the Company shall pay to the Participant an additional payment (a “Gross-Up Payment”) in an amount such that after payment by the Participant of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (except for any income tax under Section 409A of the Code), any interest and penalties imposed with respect thereto, and Excise Tax imposed upon the Gross-Up Payment, the Participant retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.

(b)

Subject to the provisions of Section 4.5(c), all determinations required to be made under this Section 4.5, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by an independent registered public accounting firm selected by the Company that is not also the Company’s then current accounting firm for annual audit purposes (the “Accounting Firm”) which shall provide detailed supporting calculations both to the Company and the Participant within fifteen (15) business days of the receipt of notice from the Participant that there has been a Payment, or such earlier time as is requested by the Company. In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting the Change in Control, the Participant shall appoint another nationally recognized public accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any Gross-Up Payment, as determined pursuant to this Section 4.5, shall be paid by the Company to a Participant within five (5) days of the receipt of the Accounting Firm’s determination, but in no event later than the time set forth in Section 4.5(f), below. If the Accounting Firm determines that no Excise Tax is payable by the Participant, it shall furnish the Participant with a written opinion that failure to report the Excise Tax on the Participant’s applicable federal income tax return would not result in the imposition of a negligence or similar penalty. Any determination by the Accounting Firm shall be binding upon the Company and the Participant. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Company should have been made (“Underpayment”), consistent with the calculations required to be made hereunder. In the event that the Company exhausts its remedies pursuant to Section 4.5(c) and the Participant thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of the Participant.

(c)	The Participant shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment. Such notification shall be given as soon as practicable but no later than ten (10) business days after the Participant is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. The Participant shall not pay such claim prior to the expiration of the thirty (30) day period following the date on which the Participant gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies the Participant in writing prior to the expiration of such period that it desires to contest such claim, the Participant shall:

(i)	give the Company any information reasonably requested by the Company relating to such claim;

(ii)	take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company;

(iii)	cooperate with the Company in good faith in order effectively to contest such claim; and

(iv)

permit the Company to participate in any proceedings relating to such claim; provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Participant harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section 4.5(c), the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct the Participant to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Participant shall prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided further, that if the Company desires the Participant to pay such claim and sue for a refund, the Company shall, on the Participant’s behalf, pay such claim and on an after-tax basis reimburse the Participant from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such payment and provided further, that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Participant with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company’s control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Participant shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

(d)	If, after payment by the Company pursuant to Section 4.5(c), the Participant becomes entitled to receive, and receives, any refund with respect to such claim, the Participant shall (subject to the Company’s complying with the requirements of Section 4.5(c)) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after payment of an amount by the Company pursuant to Section 4.5(c), a determination is made that the Participant shall not be entitled to any refund with respect to such claim and the Company does not notify the Participant in writing of its intent to contest such denial of refund prior to the expiration of thirty (30) days after such determination, then such payment shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

(e)

Notwithstanding the Participant otherwise being eligible for a Gross-Up Payment under this Section 4.5, if, excluding any Gross-Up Payment required to be made pursuant to this Section 4.5, the “parachute payment” made to a Participant does not exceed three times a Participant’s “base amount” by more than $5,000, then the payments and benefits to be paid or provided under this Plan will be reduced to the minimum extent necessary so that no portion of any payment or benefit to the Participant, as so reduced, constitutes an “excess parachute payment.” For purposes of this Section 4.5(e), the terms “excess parachute payment,” “parachute payment,” and “base amount” will have the meanings assigned to them by Section 280G of the Code. The determination of whether any reduction in such payments or benefits to be provided under this Plan is required pursuant to the preceding sentence will be made at the expense of the Company by the Accounting Firm. The fact that the Participant’s right to payments or benefits may be reduced by reason of the limitations contained in this Section 4.5(e) will not of itself limit or otherwise affect any other rights of the Participant other than pursuant to this Plan. In the event that any payment or benefit intended to be provided under this Plan or otherwise is required to be reduced pursuant to this Section 4.5(e), a Participant will be entitled to designate the payments and/or benefits to be so reduced in order to give effect to this Section. The Company will provide the Participant with all information reasonably requested by the Participant to permit the Participant to make such designation. In the event that the Participant fails to make such designation within 10 business days of the date of termination of the Participant’s employment, the Company may effect such reduction in any manner it deems appropriate.

(f)	Any Gross-Up Payment made to a Participant pursuant to this Section 4.5 is intended to be exempt from Code Section 409A pursuant to the short-term deferral exception to Code Section 409A. Absent further guidance from the United States Treasury Department, the Internal Revenue Service or any judicial authority relating to the application of Section 409A to Section 280G Gross-Up Payments, Gross-Up Payments pursuant to this Section 4.5 shall be made as follows:

(i)

Subject to Section 4.4, with respect to any Gross-Up Payment that results from a Participant becoming eligible for benefits under this Plan upon the Participant’s termination of employment, such Gross-Up Payment shall be made to a Participant on the 60th calendar day after the Participant’s termination of employment; and

(ii)	With respect to any Gross-Up Payment that is required to be made to the Participant pursuant to Section 4.5(c), such Gross-Up Payment shall be made to the Participant no later than March 15th of the calendar year following the year in which the alleged obligation of the Participant, as reflected by the Participant’s receipt of a claim by the Internal Revenue Service, is received by the Participant.

SECTION 5

SUCCESSOR TO COMPANY

This Plan shall bind any successor of the Company, its assets or its businesses (whether direct or indirect, by purchase, merger, consolidation or otherwise), in the same manner and to the same extent that the Company would be obligated under this Plan if no succession had taken place. In the case of any transaction in which a successor would not by the foregoing provision or by operation of law be bound by this Plan, the Company shall require such successor expressly and unconditionally to assume and agree to perform the Company’s obligations under this Plan, in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place. The term “Company,” as used in this Plan, shall mean the Company as hereinbefore defined and any successor or assignee to the business or assets which by reason hereof becomes bound by this Plan.

SECTION 6

DURATION, AMENDMENT AND TERMINATION

6.1	Amendment or Termination. The Board may amend or terminate this Plan (including Schedule A) at any time; provided, that this Plan (including Schedule A) may not be terminated or amended (i) during the CIC Protected Period, (ii) at the request of a third party who has taken steps reasonably calculated to effect a Change of Control, or (iii) otherwise in connection with or in anticipation of a Change of Control, in any manner that could adversely affect the rights of any Participant. If a Change of Control occurs while this Plan is in effect, this Plan shall continue in full force and effect and shall not terminate or expire until after all Participants who become entitled to any payments hereunder shall have received such payments in full and all adjustments required to be made pursuant to Section 4 have been made.

6.2	Procedure for Amendment or Termination. Any Amendment or termination of this Plan by the Board in accordance with the foregoing shall be made by action of the Board in accordance with the Company’s charter and by-laws and applicable law, and shall be evidenced by a written instrument signed by a duly authorized officer of the Company, certifying that the Board has taken such action.

SECTION 7

MISCELLANEOUS

7.1	Legal Fees and Expenses. The Company shall pay as incurred all legal fees, costs of litigation, costs of arbitration, prejudgment interest, and other expenses which are incurred in good faith by a Participant as a result of the Company’s refusal to provide the benefits to which the Participant becomes entitled under this Plan, or as a result of the Company’s (or any third party’s) contesting the validity, enforceability, or interpretation of the Plan, or as a result of any conflict between the parties pertaining to this Plan; provided, however, that if the court (or arbitration panel, as applicable) determines that the Participant’s claims were arbitrary and capricious, the Company shall have no obligation hereunder.

7.2	Employment Status. This Plan does not constitute a contract of employment, nor does it impose on a Participant or the Company any obligation for a Participant to remain an Employee or change the status of a Participant’s employment or the Company’s policies regarding termination of employment.

7.3	Named Fiduciary; Administration. The Company is the named fiduciary of the Plan, with full authority to control and manage the operation and administration of the Plan, acting through the Board’s Compensation Board.

7.4

Claim Procedure. If a Participant, former Participant or other person who believes that he is being denied a benefit to which he is entitled (“claimant”), or his duly authorized representative, makes a written request alleging a right to receive benefits under this Plan or alleging a right to receive an adjustment in benefits being paid under the Plan, the

Company shall treat it as a claim for benefit. All claims for benefit under the Plan shall be sent to the Chief Executive Officer of the Company at the principal office where the President and CEO is then located and must be received within 30 days after termination of employment.

(a)	Claim Decision. Upon receipt of a claim, the Chief Executive Officer shall advise the claimant that a reply will be forthcoming within a reasonable period of time, but ordinarily not later than 90 days, and shall, in fact, deliver such reply within such period. However, the Chief Executive Officer may extend the reply period for an additional ninety days for reasonable cause. If the reply period will be extended, the Chief Executive Officer shall advise the claimant in writing during the initial 90-day period indicating the special circumstances requiring an extension and the date by which the Chief Executive Officer expects to render the benefit determination. If the Chief Executive Officer denies the claim, in whole or in part, the Chief Executive Officer will inform the claimant in writing of his determination and the reasons therefor in terms calculated to be understood by the claimant. The notice shall set forth the specific reasons for the denial, make specific reference to the pertinent Plan provisions on which the denial is based, and describe any additional material or information necessary for the claimant to perfect the claim and explain why such material or such information is necessary. Such notice shall, in addition, inform the claimant what procedure the claimant should follow to take advantage of the review procedures set forth below in the event the claimant desires to contest the denial of the claim, including a statement of the claimant’s right to bring a civil action under Section 502(a) of ERISA following an adverse benefit determination on review and the time limits for requesting a review and for the actual review.

(b)

Request for Review. The claimant may within 60 days thereafter request in writing that the Board (or its delegate) review the Chief Executive Officer’s prior determination. Such request must be addressed to the FCStone Group, Inc. Board of Directors at the principal office where the President and CEO is then located. The claimant or his authorized representative may submit written comments, documents, records or other information relating to the denied claim, which shall be considered in the review without regard to whether such information was submitted or considered in the initial benefit determination. The claimant or his authorized representative shall be provided, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information which (i) was relied upon by the Chief Executive Officer in making his initial claims decision, (ii) was submitted, considered or generated in the course of the Chief Executive Officer making his or her initial claims decision, without regard to whether such instrument was actually relied upon by the Chief Executive Officer in making his decision or (iii) demonstrates compliance by the Chief Executive Officer with the administrative processes and safeguards designed to ensure and to verify that benefit claims determinations are made in accordance with governing Plan documents and that, where appropriate, the Plan provisions have been applied consistently with respect to similarly situated claimants. If the claimant does not request a review of the Chief Executive Officer’s determination within such 60-day period, he shall be barred and estopped from challenging such determination.

(c)	Review of Decision. The Board shall, within a reasonable period of time, ordinarily not later than 60 days, after the Board’s receipt of a request for review, review the Chief Executive Officer’s prior determination. If special circumstances require that the 60-day time period be extended, the Board will so notify the claimant within the initial 60-day period indicating the special circumstances requiring an extension and the date by which the Board expects to render its decision on review, which shall be as soon as possible but not later than 120 days after receipt of the request for review. In the event that the Board extends the determination period on review due to a claimant’s failure to submit information necessary to decide a claim, the period for making the benefit determination on review shall not take into account the period beginning on the date on which notification of extension is sent to the claimant and ending on the date on which the claimant responds to the request for additional information. The Board has discretionary authority to determine a claimant’s eligibility for benefits and to interpret the terms of the Plan. Benefits under the Plan will be paid only if the Board decides in its discretion that the claimant is entitled to such benefits. The decision of the Board shall be final and non-reviewable, unless found to be arbitrary and capricious by a court of competent review. Such decision will be binding upon the Company and the claimant. If the Board makes an adverse benefit determination on review, the Board will render a written opinion, using language calculated to be understood by the claimant, that sets forth the specific reasons for the denial, makes specific references to pertinent Plan provisions on which the denial is based and includes a statement of the claimant’s right to bring a civil action under Section 502(a) of ERISA following the adverse benefit determination on such review. The opinion shall also include a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information which (i) was relied upon by the Board in making its decision, (ii) was submitted, considered or generated in the course of the Board making its decision, without regard to whether such instrument was actually relied upon by the Board in making its decision, or (iii) demonstrates compliance by the Board with its administrative processes and safeguards designed to ensure and to verify that benefit claims determinations are made in accordance with governing Plan documents, and that, where appropriate, the Plan provisions have been applied consistently with respect to similarly situated claimants.

7.5

Unfunded Plan Status. This Plan is intended to be an unfunded plan maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees, within the meaning of Section 401 of ERISA. All payments pursuant to the Plan shall be made from the general funds of the Company and no special or separate fund shall be established or other segregation of assets made to assure payment. No Participant or other person shall have under any circumstances any

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interest in any particular property or assets of the Company as a result of participating in the Plan. Notwithstanding the foregoing, one or more of the Company may (but shall not be obligated to) create one or more grantor trusts, the assets of which are subject to the claims of the Company’s creditors, to assist them in accumulating funds to pay their obligations under the Plan.

7.6	Validity and Severability. The invalidity or unenforceability of any provision of the Plan shall not affect the validity or enforceability of any other provision of the Plan, which shall remain in full force and effect, and any prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

7.7	Offset on Other Severance Benefits; Effect on Prior Plans. Except as may otherwise be specifically provided for in a Participant’s employment agreement, the amount of any Separation Benefits paid under this Plan is in lieu of, and not in addition to, any other change in control severance or separation benefits a Participant may otherwise be entitled to receive from the Company or an Affiliate, including under an employment agreement or other document. This Plan supersedes and replaces in its entirety the benefits eligible to be provided under the Change in Control Severance Agreement adopted by the Company in 1995, which plan was terminated by the Company effective August 31, 2006.

7.8	Governing Law. The validity, interpretation, construction and performance of the Plan shall in all respects be governed by the laws of Iowa, without reference to principles of conflict of law, except to the extent pre-empted by ERISA.

FCSTONE GROUP, INC.

By:	/s/ Bruce Krehbiel
Name:
Title: